Ex99-47

                                              OPERATING AGREEMENT

                                                      OF

                                                   SCPC, LLC

         This Operating Agreement (the "Agreement") of SCPC, LLC, a New York limited liability company (the
"Company"), is adopted and entered into by and between the Company and Highland Forest Resources, Inc., a New
York corporation, as its sole member (the "Member(s)", which term shall include such other persons who shall become members of the Company in accordance with the terms of this Agreement and the Act) pursuant to and in accordance with the Limited Liability Company Law of the State of New York, as amended from time to time (the
"Act").  Terms used in this Agreement that are not otherwise defined shall have the respective meanings given those terms in the Act.

         The parties hereto hereby agree as follows:

         1.       Name.  The Name of the limited liability company under which it was formed is SCPC, LLC.

         2.       Term.  The Company shall continue until dissolved in accordance with the Act.

         3.       Management.       Management of the Company shall be vested in a Manager or Managers who shall constitute a Board of Managers and shall manage the Company in accordance with the Act.

         4.       Purpose.  The purpose of the Company is to own and operate a natural gas pipeline within the State of New York known as "Empire State Pipeline" and to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

         5.       Members.  The name and the business, residence or mailing address of the sole initial Member is as follows:

                    Name                                              Address

Highland Forest Resources, Inc., a New York corporation      c/o National Fuel Gas Company
                                                             10 Lafayette Square
                                                             Buffalo, New York 14203

         6.       Capital Contributions.  Subject to the satisfaction of certain conditions, the initial Member will contribute to the Company $10.00 in the form of cash.

         7.       Additional Contributions.  No Member is required to make any additional capital contributions to the
Company.

         8.       Allocation of Profits and Losses.  The Company's profits and losses shall be allocated in proportion to the value of the capital contributions of the Members.

         9.       Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board of Managers.  Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

         10.      Withdrawal of a Member.  A Member may withdraw from the Company in accordance with the Act.

         11.      Assignments; Rights of Assignee to Become a Member.  A Member may assign in whole or in part his, her or its membership interests in the Company; provided, however, that an assignee of a membership interest may not become a Member without the vote or written consent of at least a majority in interest of the
Members, other than the Member who assigns or proposes to assign such membership interest.

         12.      Admission of Additional Members by the Company.  One or more additional Members of the Company may be admitted to the Company with the vote or written consent of a majority in interest of the Members (as defined in the Act).

         13.      Liability of Members.  The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

         14.      Exculpation of Managers.  A manager exercising management powers or responsibilities for or on behalf of the Company shall not have personal liability to the Company or its members or damages for any breach of duty in such capacity; provided, however, that nothing in this paragraph 14 shall eliminate or limit the liability of any such manager if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that with respect to a distribution to Members the subject of subdivision (a) of Section 508 of the Act his or her acts were not performed in accordance with section 409 of the Act.

         15.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, all rights and remedies being governed by said laws.

         16.      Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless, and shall advance expenses to, any Member, manager or other person, or any testator or intestae of such Member, manager or other person (collectively, the "Indemnitees"), from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any
Indemnitee if a judgment or other final adjudication adverse to such Indemnitee established that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action a=so adjudicated or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  The provisions of this paragraph 16 shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains a Member, manager, employee or agent of the Company.

         17.      Tax Matters.  The Members of the Company and the Company intend that the Company be treated as a partnership for all income tax purposes and will file such necessary and appropriate forms in furtherance thereof.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the 6th day of
February, 2003.

                                                              HIGHLAND FOREST RESOURCES, INC.
                                                              a New York corporation

                                                              By: /s/ D. J. Seeley
                                                                  D. J. Seeley, President

                                                              SCPC, LLC

                                                              By: /s/ D. J. Seeley
                                                                  D. J. Seeley, President